SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                              FORM S-8
                      REGISTRATION STATEMENT
                               UNDER
                    THE SECURITIES ACT OF 1933

                            WACHOVIA CORPORATION
        (Exact name of registrant as specified in its charter)

     NORTH CAROLINA                                        1473727
(State or other jurisdiction of                        (I.R.S. Employer
 incorporation or organization)                      Identification Number)

301 North Main Street, Winston-Salem, North Carolina        27101
191 Peachtree Street, Atlanta, Georgia                      30303
     (Address of principal executive offices)             (Zip Code)


                       WACHOVIA CORPORATION STOCK PLAN
                          (Full title of the plan)

                          Alice Washington Grogan
                           Secretary and Counsel
                           Wachovia Corporation
                           301 North Main Street
                           Post Office Box 3099
                 Winston-Salem, North Carolina 27150
                              (910) 770-5801
        (Name, address and telephone number, including area code,
                           of agent for service)


                       CALCULATION OF REGISTRATION FEE

                                     Proposed       Proposed
Title of                             maximum        maximum
securities          Amount           offering       aggregate       Amount of
to be               to be            price          offering        registration
registered          registered       per share(1)   price(1)        fee(1)
Common
Stock, par value
$5.00 per share     6,000,000 shares $31.25         $187,500,000    $64,655.17


(1) Pursuant to Rule 457(c) and (h)(1), based on the average of the high and low prices of the registrant's common stock on April 22, 1994, as reported on the New York Stock Exchange.


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        PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

                The following documents filed by Wachovia Corporation (the "Company") with the
Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

                (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1993, filed on March 28, 1994 pursuant to Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act").

                (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year referred to in (a), above.

                (c) The description of the Company's Common Stock, par value $5.00 per share, contained in the Company's Registration Statement on Form 8-B filed pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

                All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4.  Description of Securities.

                Not applicable.

Item 5.  Interests of Named Experts and Counsel.

                The legality of the securities offered hereby has been passed upon by Kenneth W.
McAllister, Esq., General Counsel of the Company, who owns approximately 11,424 shares of Common
Stock and has been granted options to purchase 33,689 shares of Common Stock under existing plans of the Company and has been granted restricted awards for 3,000 shares of Common Stock under the Plan.

Item 6.  Indemnification of Directors and Officers.

                Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations.
In general, the statutes provide that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided by statute that the director or officer meets certain standards of conduct, provided when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him, the corporation may not indemnify him. A director or officer of a corporation who is a party to a proceeding may also apply to the courts for indemnification, unless the articles of incorporation provide otherwise, and the court may order indemnification under certain circumstances set forth in the statute.
 A corporation may, in its articles of incorporation or bylaws or by contract or resolution, provide indemnification in addition to that provided by statute, subject to certain conditions.

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                The Company's bylaws provide for the indemnification
of any director or officer of the
Company or any wholly owned subsidiary of the Company against liabilities and litigation expenses arising out of his status as such, excluding (i) that portion of any liabilities or litigation expenses with respect to which such person is entitled to receive payment under any insurance policy other than a directors' and officers' insurance policy maintained by the Company or
(ii) any liabilities or litigation
expenses incurred on account of any of such person's activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of the Company.

                The Company's articles of incorporation provide for the elimination of the personal liability of each director of the Company to the fullest extent permitted by law.

                The Company has purchased a standard liability policy, which, subject to any limitations set forth in the policy, would pay on behalf of the Company's directors and officers for damages that they become legally obligated to pay as a result of any actual or alleged act, error, omission, misstatement, misleading statement or breach of duty committed while acting in their official capacity or any matter asserted against an officer or director solely by reason of his status as an officer or director.

Item 7.  Exemption from Registration Claimed.

                Not applicable.

Item 8.  Exhibits.

                The following exhibits are filed as a part of this Registration Statement:

        Number                  Description

         4.1            Copy of the Wachovia Corporation Stock Plan

         4.2            Articles IV, VII, IX, X, XI and XII of the
                        Amended and Restated Articles of
                        Incorporation of Wachovia Corporation and
                        Sections 1.4, 1.5, 1.8 of Article 1 and
                        Article 6 of the Bylaws of Wachovia Corporation, which are incorporated by reference to Exhibits 3.1 and 3.2, respectively, to the Company's Annual Report on Form 10-K for the year ended December 31, 1993

         5.1 Opinion of Kenneth W. McAllister, Esq., as to the legality of the Common Stock being registered

        23.1 Consent of Kenneth W. McAllister, Esq., which is contained in his opinion filed as Exhibit 5.1;

        23.2            Consent of Ernst & Young

        23.3            Consent of Price Waterhouse

        24.1            Power of Attorney

Item 9.  Undertakings.

(a)  The Company hereby undertakes:

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        (1)     To file, during any period in which offers or sales
                are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the
        Securities Act, each filing of the Company's annual report pursuant to
        Section 13(a) or Section
        15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the
        Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                              II-3

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                                   SIGNATURES

                                THE REGISTRANT

                Pursuant to the requirements of the Securities Act of 1933, Wachovia Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form
S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on this 22nd day of April, 1994.

                                        WACHOVIA CORPORATION

                                        By:     /s/ Leslie M. Baker, Jr.
                                                Leslie M. Baker, Jr.
                                                President and Chief
                                                  Executive Officer



        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 22, 1994.


     /s/ Leslie M. Baker, Jr.                   /s/ John G. Medlin, Jr.
Name:   Leslie M. Baker, Jr.            Name:   John G. Medlin, Jr.
Title:  Director, President and         Title:  Chairman of the Board
        Chief Executive Officer
        (principal executive officer)

    /s/ Rufus C. Barkley, Jr.                   /s/ Crandall C. Bowles
Name:   Rufus C. Barkley, Jr.           Name:   Crandall C. Bowles
Title:  Director                        Title:  Director

   /s/ John L. Clendenin                        /s/ Lawrence M. Gressette, Jr.
Name:   John L. Clendenin               Name:   Lawrence M. Gressette, Jr.
Title:  Director                        Title:  Director

   /s/ Thomas K. Hearn, Jr.                     /s/ W. Hayne Hipp
Name:   Thomas K. Hearn, Jr.            Name:   W. Hayne Hipp
Title:  Director                        Title:  Director

   /s/ Robert M. Holder, Jr.                    /s/ Donald R. Hughes
Name:   Robert M. Holder, Jr.           Name:   Donald R. Hughes
Title:  Director                        Title:  Director

   /s/ F. Kenneth Iverson                       /s/ James W. Johnston
Name:   F. Kenneth Iverson              Name:   James W. Johnston
Title:  Director                        Title:  Director

   /s/ W. Duke Kimbrell                         /s/ Herman J. Russell
Name:   W. Duke Kimbrell                Name:   Herman J. Russell
Title:  Director                        Title:  Director

   /s/ Sherwood H. Smith, Jr.                   /s/ Charles McKenzie Taylor
Name:   Sherwood H. Smith, Jr.          Name:   Charles McKenzie Taylor
Title:  Director                        Title:  Director


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     /s/ Robert S. McCoy, Jr.                   /s/ John C. McLean, Jr.
Name:   Robert S. McCoy, Jr.            Name:   John C. McLean, Jr.
Title:  Executive Vice President and    Title:  Comptroller (principal
        Chief Financial Officer                 accounting officer)
        (principal financial officer)


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                           EXHIBIT INDEX
                                to
                Registration Statement on Form S-8 of
                        Wachovia Corporation

                                                                 Sequential
Exhibit No.                            Description                Page No.

 4.1    Copy of the Wachovia Corporation Stock Plan

 4.2    Articles IV, VII, IX, X, XI and XII of the Amended
        and Restated Articles of Incorporation of Wachovia
        Corporation and Sections 1.4, 1.5 and 1.8 of Article 1
        and Article 6 of the Bylaws of Wachovia Corporation,
        which are incorporated by reference to Exhibits 3.1
        and 3.2, respectively, to the Company's Annual Report
        on Form 10-K for the year ended December 31, 1993            *

 5.1 Opinion of Kenneth W. McAllister, Esq., as to the legality of the Common Stock being registered

23.1 Consent of Kenneth W. McAllister, Esq., which is contained in his opinion filed as Exhibit 5.1

23.2    Consent of Ernst & Young

23.3    Consent of Price Waterhouse

24.1    Power of Attorney

 * Incorporated by reference.